Exhibit 8.1

List of subsidiaries

Subsidiary Name	% held
CIMC Marketing Pty Limited	100% Direct
IMTE Asia Limited	100% Direct
IMTE Malaysia Sdn. Bhd.	100% Direct
Itana Holdings Limited	100% Direct
Renfrew International Limited	100% Direct
Lonsdale International Limited	100% Direct
Merit Stone Limited	100% Direct
Ohho International Limited	51% Direct
Ouction Digital Limited	60% Direct
World Integrated Supply Ecosystem Sdn. Bhd.	60% Indirect
Itana Energy Pty Ltd	100% (Indirect)
Admiral Energy (Australia) Pty Ltd	50% (Indirect)